Exhibit 99.1

First Horizon National Corporation Announces Financial Results for Third Quarter 2007

Company Makes Progress With Efficiency Initiatives and Businesses Restructuring; Credit Market Disruptions Impact Results

MEMPHIS, Tenn., Oct. 18, 2007 (PRIME NEWSWIRE) -- First Horizon National Corporation (NYSE:FHN) announced earnings for the quarter ended September 30, 2007, and other matters, including these highlights:

 * A net loss of $14.2 million or $.11 per diluted share compared to second quarter 2007 earnings of $22.2 million or $.17 per diluted share
 * Illiquidity in the credit markets negatively impacted current quarter earnings by approximately $65 million in comparison to prior quarter
 * Investments driving continued profitability and market share growth in Tennessee banking franchise
 * Expenses decline sequentially reflecting lower levels of variable compensation and effects of efficiency initiatives
 * Continuing implementation of earnings enhancement initiatives results in $32.8 million of third quarter pre-tax charges;
   additional charges are expected over the next two quarters, as well as gains from the sale of 34 First Horizon Bank branches
 * Additional provisioning reflects asset quality trends; net charge-offs increase to 57 basis points

Pre-tax loss for FHN was $23.7 million in third quarter 2007 compared to $18.1 million of pre-tax income in second quarter 2007. Total revenues were $441.2 million in third quarter compared to $519.8 million in second quarter 2007. Noninterest expenses were $421.6 million compared to $457.3 million in second quarter 2007. Provision for loan losses decreased $1.1 million to $43.3 million in third quarter 2007.

In third quarter 2007 average total loans declined 1 percent in comparison to second quarter 2007. Total average deposits decreased 8 percent for the same time period as wholesale borrowings were shifted to more stable funding sources. Consolidated net interest margin improved to 2.87 percent from 2.79 percent.

"Despite industry-wide challenges this quarter in the housing and credit markets, we continue to remain focused on taking the actions necessary to achieve consistent revenue growth and greater return for our shareholders," said Jerry Baker, CEO of FHN. "There was significant progress this quarter in restructuring the organization and the balance sheet, maximizing efficiencies and increasing market share in Tennessee. There is more work to do but we are confident that the results of these efforts and the continued reduction in real estate exposure nationally will free up capital and improve First Horizon's long-term performance."

PERFORMANCE HIGHLIGHTS (Third Quarter 2007 vs. Second Quarter 2007)

Growing Profitability in Tennessee Bank, Offset by Additional Provisioning, and Fewer Loan Sales in National Businesses

Pre-tax income for Retail/Commercial Banking was $78.3 million for third quarter 2007, compared to $81.5 million for second quarter 2007. Results for the current quarter benefited from growth in the Tennessee banking franchise, which was offset by increased provisioning for loan losses driven by increases in non-performing assets, primarily within the national homebuilder portfolio. Other revenues were adversely affected by reduced sales of consumer loans and related write downs of the associated loan warehouse. Noninterest expense decreased as personnel costs declined from a combination of reduced variable compensation costs on loan originations as well as the effects of efficiency initiatives.

Credit Market Negatively Affects Mortgage Banking Results

Mortgage Banking had a pre-tax loss of $45.8 million for third quarter 2007, compared to a pre-tax loss of $16.1 million for second quarter 2007, which primarily reflects the deterioration of credit markets during the quarter. Net interest income was unfavorably impacted by reduced warehouse volumes and custodial balances, which were partially offset by increased spread on the warehouse. Origination volumes declined but deliveries remained steady as the warehouse size decreased. Credit market pricing stresses produced negative gain on sale margins as well as prompting write downs of warehouse loans. Partially offsetting these losses were positive hedging results and a decline in servicing run-off. Noninterest expense declined $7.0 million primarily due to the impact of efficiency and restructuring initiatives and lower legal expenses which were partially offset by the timing of origination costs.

Capital Markets Experiences Challenging Market

Capital Markets experienced a pre-tax loss of $7.7 million in third quarter 2007 compared to $12.7 million in pre-tax earnings in second quarter 2007, which primarily reflects the effects of market illiquidity, including lower transaction volumes and the associated reduction in profitability associated with the pooled trust preferred product. These effects were partially offset by an improvement in net interest expense and decreases in noninterest expense from lower production levels. Results for Capital Markets in second quarter 2007 were favorably affected by a $3.0 million legal settlement.

Corporate Segment Reflects One-Time Charges

Results for third quarter 2007 include $32.8 million of expenses associated with implementation of restructuring, repositioning and efficiency initiatives. Results for second quarter 2007 reflected $39.3 million of expenses for enterprise initiatives. Ongoing initiatives include:

 * Enterprise efficiency initiatives including organization and compensation redesign, procurement centralization and multisourcing efforts, and repositioning of non-core businesses
 * First Horizon Banks divestiture consisting of 34 full-service locations in Virginia, Maryland, Georgia and Texas
 * Restructuring of mortgage operations through office closures, associated sales force decreases, and reduction of management and support staff
 * Downsizing of national lending operations through reduction of consumer and construction sales forces and decreasing management, support staff and back-office costs

Charge-Offs Increase Sequentially; Provision Increases as Nonperforming Assets Rise

The net charge-off ratio was 57 basis points in third quarter 2007 compared to 41 basis points in second quarter 2007 as net charge-offs increased to $31.4 million from $23.0 million in second quarter 2007. Provision for loan losses decreased slightly to $43.3 million in third quarter 2007 from $44.4 million in second quarter 2007. Provisioning for second quarter 2007 was affected by recognition of $7.7 million of losses for a non-strategic loan portfolio that was sold. Excluding the impact of the sold loans, the provision would have been $36.7 million for second quarter 2007. The nonperforming asset ratio increased to 113 basis points in third quarter 2007 from 81 basis points in second quarter 2007.

OTHER INFORMATION

The financial supplement will be available on First Horizon's web site at 6:00 am Central Time, Thursday, October 18, 2007.

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement, which will be available on FHN's Web site at www.fhnc.com. Management will also host a conference call at 8:00 a.m. Central Time October 18 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time October 18 by dialing 1-888-797-2994 (international participants dial 1-913-981-5572). The conference will also be webcast live through First Horizon's web site. To access the webcast, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 11 a.m. Central Time October 18 until 11 p.m. November 1 by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 6674550. The event will be archived and made available by 1 p.m. Central Time October 18 in the investor relations section of First Horizon's Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 11,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services to individuals and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands -- FTN Financial, First Horizon and First Tennessee -- provide customers with a broad range of products and services including:

 * Capital markets, one of the nation's top underwriters of U.S.
   government agency securities
 * Mortgage banking, one of the nation's top mortgage originators and recipient of consecutive awards for servicing excellence from Fannie
   Mae and Freddie Mac
 * Retail/commercial banking, with the largest market share in
   Tennessee and one of the highest customer retention rates of any bank in the country

FHN companies have been recognized as some of the nation's best employers by AARP, Working Mother and Fortune magazines. FHN also was named one of the nation's 100 best corporate citizens by CRO magazine. More information can be found at www.fhnc.com.

 SUMMARY QUARTERLY RESULTS
 Quarterly, Unaudited

 ---------------------------------------------------------------------

 (Thousands)                   3Q07            2Q07              1Q07
 ---------------------------------------------------------------------
 INCOME STATEMENT HIGHLIGHTS
 Net interest income      $ 237,804        $ 239,432         $ 237,419
 Noninterest income         203,475          281,313           272,915
 Securities
  (losses)
  /gains, net                    --           (1,014)           10,273
 ---------------------------------------------------------------------
    Total revenue           441,279          519,731           520,607
 ---------------------------------------------------------------------
 Noninterest expense        421,622          457,240           403,012
 Provision                   43,352           44,408            28,486
 ---------------------------------------------------------------------
    Pre-tax (loss)
     /income                (23,695)          18,083            89,109
 (Benefit)/provision
   for income taxes          (9,330)          (3,861)           18,802
  --------------------------------------------------------------------
 (Loss)/income
   from continuing
   operations               (14,365)          21,944            70,307
 Income/(loss) from
  discontinued
  operations, net
  of tax                        209              179               240
 ---------------------------------------------------------------------
    Net (loss)/income     $ (14,156)       $  22,123         $  70,547
 ---------------------------------------------------------------------
 COMMON STOCK DATA
 Diluted EPS from
  continuing
  operations               $   (.11)        $    .17          $    .55
 Diluted EPS                   (.11)             .17               .55
 Diluted shares             127,782          128,737           128,704
 Period-end shares
  outstanding               126,388          126,237           125,749
 Dividends declared
  per share                $    .45         $    .45          $    .45
 ---------------------------------------------------------------------
 BALANCE SHEET HIGHLIGHTS
  (PERIOD END)
 Total loans, net
  of unearned
  income                $21,973,004      $22,382,303       $22,268,190
 Total loans held
  for sale-
  divestiture(a)            565,492               --                --
 Total deposits          18,635,359       21,761,683        22,491,951
 Total deposits-
  divestiture (a)           474,809               --                --
 Total assets            37,478,252       38,394,084        38,828,766
 Total assets-
  divestiture (a)           588,115               --                --
 Total liabilities       34,761,148       35,635,325        36,018,813
 Total liabilities-
  divestiture (a)           514,198               --                --
 Total shareholders'
  equity                  2,421,827        2,463,482         2,514,676
 ---------------------------------------------------------------------
 KEY RATIOS & OTHER
 Return on average
  assets                      (.15)%             .23%              .74%
 Return on average
  equity                     (2.31)%            3.57%            11.61%
 Net interest margin           2.87%            2.79%             2.84%
 Efficiency ratio              95.5%            88.0%             77.4%
 FTE employees               11,052           11,903            12,018
 ---------------------------------------------------------------------

 ---------------------------------------------------------------------
                                                      3Q07 Change vs.
                                                    ------------------
 (Thousands)                  4Q06          3Q06      2Q07      3Q06
 ---------------------------------------------------------------------
 INCOME STATEMENT HIGHLIGHTS
 Net interest income   $   245,997  $    251,621        (1)%       (5)%
 Noninterest income        313,342       309,170       (28)%      (34)%
 Securities (losses)
  /gains, net                3,002         8,757        NM         NM
 ---------------------------------------------------------------------
    Total revenue          562,341       569,548       (15)%      (23)%
 ---------------------------------------------------------------------
 Noninterest expense       431,630       452,899        (8)%       (7)%
 Provision                  22,983        23,694        (2)%       83%
 ---------------------------------------------------------------------
    Pre-tax (loss)/
     income                107,728        92,955      (231)%     (125)%
 (Benefit)/provision
   for income taxes         31,448        25,776       142%      (136)%
 ---------------------------------------------------------------------
 (Loss)/income
   from continuing
   operations               76,280        67,179      (165)%     (121)%
 Income/(loss) from
  discontinued
  operations,
  net of tax                   187           (69)       NM         NM
 ---------------------------------------------------------------------
    Net (loss)/income  $    76,467  $     67,110      (164)%     (121)%
 ---------------------------------------------------------------------
 COMMON STOCK DATA
 Diluted EPS from
  continuing
  operations           $       .60  $        .53      (165)%     (121)%
 Diluted EPS                   .60           .53      (164)%     (121)%
 Diluted shares            127,784       127,523        (1)%        *
 Period-end shares
  outstanding              124,866       124,467         *          2%
 Dividends declared
  per share            $       .45  $        .45        --         --
 ---------------------------------------------------------------------
 BALANCE SHEET HIGHLIGHTS
 (PERIOD END)
 Total loans, net
  of unearned
  income               $22,104,905   $21,955,030        (2)%        *
 Total loans held
  for sale-
  divestiture(a)                --            --        NM         NM
 Total deposits         20,213,232    25,284,541       (14)%      (26)%
 Total deposits-
  divestiture (a)               --            --        NM         NM
 Total assets           37,918,259    40,076,183        (2)%       (6)%
 Total assets-
  divestiture (a)               --            --        NM         NM
 Total liabilities      35,160,599    37,270,385        (2)%       (7)%
 Total liabilities-
  divestiture (a)               --            --        NM         NM
 Total shareholders'
  equity                 2,462,390     2,510,524        (2)%       (4)%
 ---------------------------------------------------------------------
 KEY RATIOS & OTHER
 Return on average
  assets                       .77%          .67%
 Return on average
  equity                     12.08%        10.90%
 Net interest margin          2.85%         2.89%
 Efficiency ratio             76.8%         79.5%
 FTE employees              12,131        12,324        (7)%      (10)%
 ---------------------------------------------------------------------
 NM - Not meaningful
 * Amount is less than one percent.
 (a)  Associated with the sale of First Horizon Bank branches

CONTACT:  First Horizon National Corp.
          Media Information:
          Kim Cherry
            (901) 523-4726
          Investor Relations:
          Dave Miller
            (901) 523-4162